UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2006

Headwaters Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32459	87-0547337
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10653 South River Front Parkway, Suite 300 South Jordan, UT	84095
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 984-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

        As disclosed in our June 30, 2006 Form 10-Q, the Compensation Committee of our Board of Directors approved “Executive Change in Control Agreements” with 12 officers, which agreements were expected to be executed subsequent to June 30, 2006. The form of change in control agreement was filed as Exhibit 99.17 to our June 30, 2006 Form 10-Q. Agreements were executed on September 30, 2006 with the following officers:

        Kirk A. Benson, Chairman and CEO
        Kenneth R. Frailey, President of Headwaters Energy Services Corp.
        William H. Gehrmann, III, President of Headwaters Resources, Inc.
        Harlan H. Hatfield, VP, Secretary and General Counsel
        Brett A. Hickman, VP of Corporate Development and Administration
        Craig R. Hickman, President of Headwaters Technology Innovation Group, Inc.
        John N. Lawless, III, President of Tapco International Corporation
        Murphy K. Lents, President of Headwaters Construction Materials, Inc.
        Michael S. Lewis, President of Eldorado Stone LLC
        Harvey North, VP of Human Resources
        Scott K. Sorensen, CFO
        John N. Ward, VP of Marketing and Government Relations

        Upon a change in control, as defined, the agreements provide for immediate vesting and exercisability of all outstanding stock awards. In addition, if termination of employment occurs within a specified period of a change in control, the agreements provide for i) severance pay equal to two times the sum of an officer’s current annual salary plus the highest cash bonus paid or payable for any single year in the three-year period commencing two years prior to the year in which the change in control occurs; and ii) continuance of health and other benefits and perquisites for a two-year period following the change in control. If terminations associated with a change in control would have occurred on June 30, 2006, the severance payments due to the 12 officers would have aggregated approximately $19.3 million.

Item 9.01.         Financial Statements and Exhibits.

    (c)        Exhibits.

                 Exhibit 99.17            Form of 2006 Executive Change in Control Agreement (filed with Headwaters’ June 30, 2006 Form 10-Q)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2006

HEADWATERS INCORPORATED (Registrant)

By	/s/ Kirk A. Benson
Kirk A. Benson Chief Executive Officer (Principal Executive Officer)